EXHIBIT 99.3

SECOND QUARTER OF FISCAL 2022

INVESTOR QUESTIONS & ANSWERS

March 9, 2022

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

•	Net sales for the second quarter were $3.88 billion, an increase of 42.1% as compared to the first quarter of the prior fiscal year.
•	Consolidated gross profit margin for the second quarter was 17.4%, a 220 basis-point improvement over the comparable prior-year period.

•	Earnings per share for the second quarter were $4.79 per diluted share, an increase of 101.3% as compared to $2.38 per diluted share in the same period of the prior fiscal year.

•	Consolidated RV backlog as of January 31, 2022 was $17.73 billion, an increase of over 60% as compared to RV backlog as of January 31, 2021.

•	During the second quarter, the Company announced the authorization of a $250 million share repurchase program and repurchased approximately $58.3 million of common stock under that program.

•	For our complete set of investor relations materials, please visit: http://ir.thorindustries.com

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions	2

Q&A
Market Update	3
Operations Update	7
Financial Operating Results	8

Segment Data
Summary of Key Quarterly Segment Data – North American Towable RVs	11
Summary of Key Quarterly Segment Data – North American Motorized RVs	12
Summary of Key Quarterly Segment Data – European RVs	13

Forward-Looking Statements	14

Current Market Conditions and Outlook Assumptions

•	Market demand conditions in North America.

Demand in the North American RV market remains very high. Deliveries to independent dealers are being retail sold quickly and while dealer inventories are improving, they still remain below historical pre-pandemic levels in North America. We believe the restocking cycle for towables is near completion while the restocking cycle for motorized products will likely extend into calendar year 2023. In the longer-term, which we define as calendar year 2023 and beyond, we expect dealers will get back to a more historical ordering cycle where they order to replenish sold stock. We anticipate that consumer demand will continue to exceed historical norms even after dealer inventories have been restocked.

The Recreational Vehicle Industry Association (“RVIA”) recently issued its updated forecast for calendar year 2022 wholesale unit shipments. In their “most likely” scenario, the RVIA now projects that total North American wholesale shipments in calendar year 2022 will be approximately 591,100 units, off slightly from record unit shipments in calendar year 2021 of 600,240. Towable RV wholesale shipments are anticipated to reach 531,400 units in calendar year 2022, a decrease of approximately 2.3% from the calendar year 2021 record number of shipments. Motorized RV wholesale shipments are projected to reach 59,700 units in calendar year 2022, increasing approximately 6.2% over their calendar year 2021 total. We believe these recent RVIA “most-likely” estimates for wholesale shipments in calendar year 2022 are reasonable.

•	Market demand conditions in Europe.

Demand in the European RV market also remains strong. According to the European Caravan Foundation (“ECF”), total retail registrations in Europe for calendar year 2021 increased 9.9% compared to same time period in 2020. Caravan retail registrations in Europe for calendar 2021 increased 2.8% compared to calendar year 2020. Motorcaravan retail registrations in Europe for calendar 2021 improved by 13.2%. The overall increase was moderated by the negative impacts of the lack of chassis availability, COVID-related shutdowns and other production disruptions due to component part shortages during the current-year period. Independent RV dealer inventory levels of our European RV products are generally below pre-pandemic levels in the various countries in which we serve. Within Germany, which accounts for approximately 60% of our European product sales, independent dealer inventories are significantly below historical stocking levels.

•	Order backlogs for both North America and Europe are near all-time record levels.

North American RV backlog was $14.68 billion as of January 31, 2022, an increase of 79.6% compared to $8.17 billion as of January 31, 2021. European RV backlog was $3.05 billion as of January 31, 2022, an increase of 15.4% compared to $2.64 billion as of January 31, 2021.

•	Supply chain in North America and Europe.

During the first half of fiscal 2022, we continued to face a number of supply constraints in both North America and Europe. These current supply chain constraints are expected to continue to be a limiting factor on RV production and sales, in the near term, particularly the impact of chassis shortages on motorized RV production and sales. Despite these constraints, our management and procurement teams successfully managed the various challenges to achieve our record fiscal second quarter consolidated results. We expect this successful performance to continue as we actively and aggressively manage through the supply chain issues and work to minimize their impact to our business.

2

•	COVID-19 and macroeconomic factors.

The extent to which the COVID-19 pandemic may continue to impact our business in future periods remains to be seen. The Russian invasion of Ukraine has created not only great devastation but also worldwide instability that could impact economies across the globe. While direct impacts to our business are limited, the indirect impacts to our retail customers could impact demand and other indirect impacts could arise. In addition, the impact of other current macro-economic factors on our business – including inflation, supply chain constraints and geopolitical events – is uncertain. We remain in a historically low interest rate environment, even after consideration of any anticipated increases in short-term interest rates by the Federal Reserve. In the event of gradual increases in interest rates, we expect minimal adverse impact on demand for RVs, as dealers can usually customize a loan to fit the buyer’s targeted monthly payment even if rates rise modestly. While interest rates may gradually increase, we do not expect a significant change in the lending environment in calendar year 2022. As such, we do not anticipate any material impact from rate increases in the foreseeable future.

•	Positive long-term RV industry outlook in both North America and Europe.

Our confident long-term outlook is supported by favorable demographics, strong RV retail sales, adequate current availability of RV dealer and consumer credit, which remains near historically low interest rates in both North America and Europe, and favorable perception of RVing as promoting a safe and healthy lifestyle. In addition, many independent dealers, particularly the larger dealers in North America, continue to invest heavily in their businesses through acquisitions, new or expanded locations, added service facilities and other amenities to serve RV consumers, while local, state and federal governments are actively investing in improving and expanding outdoor recreation spaces. We believe these actions will enhance the experience of current RVers and encourage new buyers to enter the lifestyle.

Q&A

MARKET UPDATE

1.	Does THOR have operations in Ukraine or Russia? How does the war in the Ukraine impact THOR’s operations or demand for THOR’s products in Europe?

a.	Russia’s invasion of Ukraine has caused a horrific humanitarian crisis. THOR is seeking to support a number of initiatives designed to provide relief to the displaced people of Ukraine. Russia’s invasion of Ukraine has not materially impacted our business nor is it expected to do so in the future. The Company does not have any manufacturing facilities in Ukraine or Russia, and RV sales to those markets, through independent dealers, are minimal. Other than for our Postle Aluminum subsidiary, we do not receive materials directly from the affected countries. Postle, who purchases aluminum from a number of regions of the world, has at times purchased aluminum that was sourced from Russia. Given the diversity of Postle’s supply strategy, we do not expect a material impact on the supply of aluminum.

2.	You mentioned a Poland facility in your earnings release. Can you provide more information on this new facility?

a.	Our European RV business has been exploring options to expand its production capacity in a location that is expected to provide a lower overall cost of manufacturing. After diligent analysis, we have chosen to create a manufacturing facility in Nowa Sol, Poland, located approximately 150 miles southeast of Berlin. We expect to start manufacturing motorcaravans in calendar year 2023. The actual start of production will be dependent on chassis availability and other factors.

3

3.	Calendar 2021 was a record year for RV retail unit sales. Is demand in the market remaining strong? What is your expectation for wholesale shipments in calendar 2022?

a.	The start of the 2022 calendar year saw strong retail demand in the RV industry in both the North American and European markets as both first-time and repeat buyers pursued the RV lifestyle. We are extremely encouraged by strong foot traffic in dealerships and attendance at the early calendar year 2022 RV shows. Several RV shows, including the January Tampa SuperShow, set attendance and unit sales records as dealers had a strong supply of inventory to showcase.

The Russian invasion of Ukraine, however, has created worldwide instability and could create a negative impact on RV demand whether it be through shaken consumer confidence, extreme rises in fuel costs or limitations in supply. There is uncertainty around whether the impacts of the war and other current macro-economic circumstances could impede the strong retail demand for RVs.

Notwithstanding the macro events, there are a number of favorable trends that support the continued near- and long-term growth of the RV industry, including a growing interest in camping and experiencing the outdoors, the rise of alternative RVing and camping resources, investments in campgrounds, continued remote work where employees can “work from anywhere”, increased U.S. federal funding of national park improvements and favorable demographics including younger buyers.

According to a recent 2021 holiday survey conducted by the RVIA, 72 million Americans plan on taking an RV trip in the next year in an RV they rent, own or borrow, up from 61 million in a survey conducted one year earlier.

In addition, Kampgrounds of America (“KOA”) estimated that 56 million households camped in 2021, representing a 16% increase versus 2020. Looking ahead, camping participation is also showing no signs of slowing down as the January 2022 KOA Monthly Research Report shows that 70% of 2021 campers are looking to camp in 2022. Furthermore, according to the National Association of RV Parks and Campgrounds 2021 Trends and Insights Report, more than 81,000 campsites are expected to be added over the next year, highlighting the continued growth in camping. As the industry has observed a historical correlation between campers and eventual RV owners, these data points reaffirm our belief that strong demand for THOR products is sustainable over the coming years.

Based on strong industry secular growth trends and positive dealer sentiment, we expect calendar 2022 to be another strong retail year. We agree with the recent RVIA forecast which projects total North American wholesale RV shipments ranging between 578,800 and 603,300 units with a most likely total of 591,100 units.

4

4.	During the quarter, North American independent dealer inventory levels of THOR products increased. Can you comment on current dealer inventory levels? When do you expect to reach pre-pandemic inventory levels?

a.	As part of normal seasonality, dealer inventory levels typically increase during the fall and winter months ahead of the spring selling season. North American RV independent dealer inventory of our North American RV products remain below pre-pandemic levels. Even with the inclusion of the Tiffin Group units in the current quarter, our current level of dealer inventory is still below pre-pandemic levels.

We believe that while towable dealer inventory levels appear to have moved nearer to optimal levels, motorized dealer inventory levels continue to be below optimal levels. Consequently, we have been focused on monitoring independent dealer inventory levels during the fall and winter months to ensure adequate supply for the spring show and peak summer selling seasons. The increase in dealer inventory reflects the progress that has been made toward dealer restocking, particularly within the North American towables segment, ahead of the selling season. While we believe that dealer inventories haven’t yet fully normalized, we will continue to work closely with our independent dealers and rely upon a number of other initiatives to ensure that our independent dealer inventories are adequately but not over supplied like the industry experienced in 2018.

Looking ahead, based on our strong retail outlook for calendar 2022, we expect towable production levels to align with retail demand. We believe the replenishment timeline for our North American Motorized and European segments will extend into calendar 2023 as a result of the ongoing supply constraints, specifically chassis, that continue to impact our production ability.

5.	Can you comment on THOR’s backlog and where do you see backlog levels at the end of fiscal 2022?

a.	While it is a great testament to the strength of our products and our body of independent dealers, our Consolidated RV backlog as of January 31, 2022 of $17.73 billion is currently higher than we prefer.

Our order backlog has declined sequentially following the end of our fiscal first quarter decreasing by approximately $344 million from its peak of $18.07 billion at October 31, 2021. We expect to see a continued gradual reduction in order backlog over the coming quarters. At the same time, we expect elevated backlog levels will remain while demand for RV products continues at above pre-pandemic levels.

6.	How do used RV sales impact RV wholesale sales? How might Camping World’s renewed emphasis on used sales impact THOR’s new RV unit sales?

a.	A robust used RV market is healthy for the industry. Used RV sales are a complement to the new RV market since the used-RV buyer generally follows the same historical 3- to 5-year trade-in, trade-up cycle, adding to potential new RV sales in the long-term. Also, there is a healthy percentage of potential RVers who prefer to “try before they buy.” Consequently, a healthy used RV market expands our total addressable market. We do anticipate, and history has shown, that many used RV buyers will purchase a new unit at some point in the future. Currently, used inventory is relatively limited. Thus, we support and favor the focus by Camping World and others to improve availability of used RVs.

5

7.	What has been the impact of inflation-driven price increases on unit sales?

a.	While inflation has caused our input costs and, therefore, wholesale prices to move higher, there has been no discernible impact on new RV retail unit sales.

Market conditions remain very healthy, and retail sales have remained strong as an increased pipeline of new buyers and trade-up activity continues to drive demand for RV products. The breadth of THOR’s product offering allows consumers to choose from models and floorplans across all price points.

Our intent throughout the business cycle is to implement price adjustments to cover known and anticipated changes in material costs, and to adjust our pricing accordingly. There may be a short lag in timing between cost increases/decreases and our ability to pass through price adjustments, but we expect to be price-cost neutral over time and continue to achieve a healthy and sustained margin profile.

8.	What is the impact of rising interest rates on demand for RV products?

a.	We remain in a historically low interest rate environment, even after consideration of any anticipated increases in short-term rates by the Federal Reserve. In the event of gradual increases in rates, we expect minimal adverse impact on demand for RVs, as dealers can usually customize a loan to fit the buyer’s targeted monthly payment even if rates rise modestly. While rates may gradually increase, we do not expect a significant change in the lending environment in calendar year 2022, so we do not anticipate any material impact from rate increases in the foreseeable future.

9.	Gas prices are rising. What is the impact of higher gas prices on demand for RV products?

a.	Similar to interest rates, unless we see a sustained material increase in the price of gasoline, we would expect little adverse impact on the demand for RVs. As with all consumer discretionary purchases, a much broader perspective is necessary to assess the direction of any impact on demand. As a single data point, rising gas prices have not historically suppressed demand, even when prices become materially elevated. RV owners may reduce the distance they travel, but historically they continue to utilize their RV and enjoy the personal and health benefits an RV can provide.

10.	Can you comment on the 2022 Florida RV SuperShow? What were the key takeaways from the SuperShow?

a.	The Florida RV SuperShow is the largest RV show in the United States and serves as an early indicator for the upcoming spring retail season. Encouragingly, this year’s event drew a record crowd of over 80,000 attendees, and several dealers reported record sales at the event.

Additionally, during the event, THOR unveiled its eMobility strategy around electrification, which included revealing two electric RV concepts demonstrating THOR’s commitment to being the RV industry’s leader in innovation. These concept units have been widely well-received and have been recognized as industry-leading technology. We invite you to learn more about these products at www.thorindustries.com/innovation.

6

OPERATIONS UPDATE

1.	Do you have any measures in place to ensure you do not overbuild channel inventory similar to the industry overbuild that occurred in 2018?

a.	Yes, we are taking a proactive approach to monitoring independent dealer inventory levels, which includes:
•	assessing current dealer inventory levels and inventory turns, at both the product segment and product category level, via a system that provides perpetual feedback;
•	continuing to reconfirm backlog orders by product category and dealer; and
•	taking advantage of our variable cost structure which allows us to quickly adjust daily production rates and schedules.

Within some of our product segments, we have already started to make strategic shifts in production mix to prioritize certain product categories with lower levels of channel inventory. We will continue to proactively realign and rebalance production accordingly, with the ultimate goal of optimizing independent dealer inventory and protecting our dealer partners’ margins. We are, and will remain, keenly focused on dealer inventory levels and will continue to monitor our channel to minimize the risk of overbuilding. If and when market conditions indicate, we are prepared to pull back production to meet reduced retail demand.

2.	Can you comment on THOR Industries’ approach to North American retail market share?

a.	THOR Industries is focused on a balanced approach between growth of overall profitability and retail market share as we continue to make progress on our strategic plan. In the current operating environment, we have elected not to simply chase share and have remained true to a more prudent approach that has enabled us to drive improvements in quality and, more broadly, margins. As a consequence of this approach, we’ve realized a decrease in our warranty expense and a sustainable growth in our margins. We are aware of the bear case against THOR on market share and recognize that it was an issue a few years ago, but today we consider that point of view to be misguided given the entirety of our performance. For example, our organic growth in the Class B motorhome segment was over four times that of our nearest competitor during calendar year 2021, showing an increase in unit sales of approximately 200%. We have been able to make a marked improvement in our share of the motorized marketplace, gaining 3.3% of organic market share within the motorized segment over calendar year 2020.

In the towable segments, we experienced a 0.4% decline in overall market share in calendar 2021 over calendar year 2020. We made the strategic choice to focus on realizing sustainable margin and quality improvements. That choice drove improved bottom line performance. As we look ahead, we will remain true to the strategy that calls for a prudent approach that enables us to drive quality and margin initiatives. In time, we will regain share in the towable space while remaining true to these important initiatives. While this strategy resulted in a slight towable RV market share drop in calendar year 2021, it led to the protection of both our margins and those of our dealer partners in the process.

While our choice to remain focused on sustainable growth of our margins and unit volumes may have temporarily impaired our ability to grow share, we believe this choice has been, and will continue to be, the right one. Our outstanding operating results support this conclusion rather definitively. As supply chain constraints resolve, we will be in a position to prudently expand our capacity, grow our market share and protect our dealers’ profit margins by not overbuilding. Calendar year 2022 started off well as THOR gained market share in January in every category in which it builds RVs.

7

3.	What is the current state of your supply chain?

a.	Record industry demand has naturally stressed our supply chain, but we are seeing improvements in the availability of “parts and pieces.” However, due to the ongoing semiconductor shortage that has hampered automobile production around the world, our chassis supply has been constrained. Given the heavy motorized mix in Europe, we have been particularly impacted in our European performance, despite having a robust backlog. Amidst these challenges, our management and procurement teams have successfully achieved record consolidated results for the second fiscal quarter, and we fully expect our teams to continue to be successful in managing these constraints moving forward. Given our longstanding relationships with our network of suppliers, future production visibility and scale of operations, we are proactively working with our supply chain partners to manage production and delivery of the components we need and, where necessary, seeking alternative solutions. We remain confident in our ability to continue to provide high-quality products to our dealers and ultimately the end consumers in the face of the supply chain challenges.

FINANCIAL OPERATING RESULTS

1.	What was THOR Industries’ adjusted EBITDA for the second quarter and year-to-date for both fiscal 2022 and 2021?

a.	Although we do not generally disclose non-GAAP numbers, we recognize that many of the users of our financial statements find a measure of EBITDA adjusted for non-cash or non-routine items to be useful. Below are some items that might be helpful in considering this question:

	Three Months Ended January 31, 2022	Six Months Ended January 31, 2022
Income Before Income Taxes (1)	$346.3 million	$659.1 million
Depreciation & Amortization Expense (2)	75.9 million	140.8 million
Net Interest Expense (1)	24.5 million	45.2 million
Stock-Based Compensation Expense (3)	7.0 million	13.0 million
Change in LIFO Reserve (4)	9.5 million	12.9 million
Inventory Step-Up – Negative Impact on Gross Profit (5)	— million	6.8 million
Net Expense Related to Certain Contingent Liabilities (6)	13.0 million	35.0 million
Non-Cash Foreign Currency Gain (7)	(6.0) million	(9.8) million

	Three Months Ended January 31, 2021	Six Months Ended January 31, 2021
Income Before Income Taxes (1)	$164.0 million	$310.3 million
Depreciation & Amortization Expense (2)	56.7 million	111.0 million
Net Interest Expense (1)	24.0 million	47.9 million
Inventory Step-Up – Negative Impact on Gross Profit (5)	4.3 million	4.3 million
Stock-Based Compensation Expense (3)	7.3 million	13.1 million
Change in LIFO Reserve (4)	2.2 million	3.2 million

(1) From the Income Statement	(2) From the Business Segments footnote
(3) From the Statement of Cash Flows	(4) From the Inventories footnote
(5) From the Acquisitions footnote	(6) From the Contingent Liabilities footnote
(7) From the Consolidated MD&A

8

2.	THOR achieved strong consolidated gross profit margin of 17.4% in the second fiscal quarter of fiscal 2022, which was 220 basis points higher on a year-over-year basis. What drove strong Q2 margin performance? Is this gross margin sustainable for the second half of fiscal 2022 and beyond?

a.	THOR’s consolidated gross profit margin improved 220 basis points to 17.4% in the second quarter of fiscal 2022, compared to gross profit margin of 15.2% in the second quarter of fiscal 2021. This year-over-year improvement was primarily driven by increased net sales, operational and quality improvements, a reduction in sales discounts and certain selling price increases to offset known and anticipated material cost increases since the prior-year period.

Looking ahead to the second half of fiscal 2022, we expect to see a continuation of some cost pressures as a result of higher commodity prices and transportation costs, labor shortages and other ongoing supply chain constraints. In the face of these expected challenges, we remain focused on operational excellence and driving improvements designed to improve margins. While it is likely that discounting and promotions will return as product availability normalizes, we continue to believe our long-term consolidated margin performance target of 16%+ sustainable gross margins is very achievable.

3.	Can you comment on the second quarter results of THOR Industries’ European segment?

a.	Demand remains very strong in Europe. On a constant-currency basis, sales increased 4.7%. However, including the impact of the change in foreign exchange rates which was significant for the quarter, net sales decreased 1.3% in the second quarter of fiscal 2022 compared to the prior-year period. As motorized sales account for more than 75% of our European segment net sales, the increase in sales on a constant-currency basis was moderated by the negative impacts of the lack of chassis availability, COVID-related shutdowns and other production disruptions due to component part shortages during the current-year period.

As we look forward, demand for our European products is expected to outpace supply as evidenced by our European segment backlog value that exceeds $3 billion as of January 31, 2022. Early calendar year 2022 retail sales levels have exceeded both of the two previous fiscal years. As a result, European independent dealer inventory levels remain at historically low levels, and we expect the restocking timeline to extend into calendar 2023 for our European segment.

Absent a material impact from the invasion in Ukraine and resultant war, we continue to hold strong optimism for our future performance in Europe given the continued strong market and our demonstrated ability to manage through the supply chain challenges. Importantly, both our European and North American operations have benefited from THOR’s global footprint as we navigate supply chain pressures on both continents.

9

4.	What are your key cash flow items for fiscal 2022 compared to fiscal 2021 and what are your liquidity and current and long-term debt positions?

	Three Months Ended January 31,		Six Months Ended January 31,
	2022	2021	2022	2021

Net cash provided by (used in) operating activities	$256.3 million	$(7.3) million	$298.1 million	$(88.6) million

Purchase of property, plant & equipment	$74.6 million	$23.4 million	$117.8 million	$48.1 million

	As of January 31, 2022	As of July 31, 2021

Cash and cash equivalents	$305.2 million	$445.9 million
Available credit under ABL	847.0 million	720.5 million
Total available liquidity	$1.15 billion	$1.17 billion

Current portion of long-term debt	$11.6 million	$12.4 million
Total long-term debt, less current portion	$2.17 billion	$1.59 billion

5.	You announced the authorization of a $250 million share repurchase program in December 2021, and repurchased a total of 590,961 shares for $58.3 million in the fiscal quarter. Can you comment on your capital allocation priorities going forward in this environment?

a.	Despite the constantly changing business environment, our capital allocation strategy remains consistent. We will continue to focus on reinvesting in our businesses, paying and increasing our dividend as we have annually for 12 consecutive years, and reducing our EHG acquisition-related debt obligations while making selective strategic investments in companies and innovation that we expect to enhance long-term shareholder value and repurchasing shares on an opportunistic basis.

Currently, we believe our shares are trading at a material discount to intrinsic value as some investors attempt to predict a cycle downturn despite the evidence to the contrary. While the macro-economic circumstances faced by the world today may create short-term pressure on our already depressed share price, we are very confident that the Company’s repurchases at the current share price represents an excellent opportunity to create additional value for our shareholders.

As we contemplate further future share repurchases, we will evaluate the potential investment as we would an investment in organic growth or acquisition, choosing the option that has the potential to generate the best return on invested capital for our shareholders while also reducing our debt level over time and maintaining adequate liquidity to face potential macro-economic headwinds.

10

Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended January 31, 2022	Three Months Ended January 31, 2021	% Change
North American Towables
Travel Trailers and Other	$1,250,579	$831,359	50.4%
Fifth Wheels	734,509	541,822	35.6%
Total North American Towables	$1,985,088	$1,373,181	44.6%

# OF UNITS:	Three Months Ended January 31, 2022	Three Months Ended January 31, 2021	% Change
North American Towables
Travel Trailers and Other	45,337	37,346	21.4%
Fifth Wheels	10,907	11,057	(1.4)%
Total North American Towables	56,244	48,403	16.2%

ORDER BACKLOG	As of January 31, 2022	As of January 31, 2021	% Change
North American Towables	$10,442,906	$5,253,564	98.8%

TOWABLE RV MARKET SHARE SUMMARY (1)(2)	Calendar Year
	2021	2020
U.S. Market	40.4%	40.8%
Canadian Market	44.6%	45.3%
Combined North American Market	40.8%	41.2%

(1) Source: Statistical Surveys, Inc. Calendar years 2021 and 2020.

(2) 2021 period includes Tiffin Group registrations.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces. The COVID-19 pandemic has resulted in further delays in the submission of information reported by the various states or provinces beginning with calendar 2020 results, and may also be impacting the completeness of such information.

11

Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended January 31, 2022	Three Months Ended January 31, 2021	% Change
North American Motorized
Class A	$429,894	$222,128	93.5%
Class C	361,565	294,300	22.9%
Class B	185,347	60,567	206.0%
Total North American Motorized	$976,806	$576,995	69.3%

# OF UNITS:	Three Months Ended January 31, 2022	Three Months Ended January 31, 2021	% Change
North American Motorized
Class A	2,062	1,500	37.5%
Class C	3,492	3,481	0.3%
Class B	1,825	606	201.2%
Total North American Motorized	7,379	5,587	32.1%

ORDER BACKLOG	As of January 31, 2022	As of January 31, 2021	% Change
North American Motorized	$4,232,479	$2,916,433	45.1%

MOTORIZED RV MARKET SHARE SUMMARY (1) (2)	Calendar Year
	2021	2020
U.S. Market	47.8%	38.7%
Canadian Market	46.9%	42.6%
Combined North American Market	47.7%	38.9%

(1) Source: Statistical Surveys, Inc. Calendar years 2021 and 2020.

(2) 2021 period includes Tiffin Group registrations.

Our North American market share includes 5.5% attributable to Tiffin Group (primarily Class As) for the calendar year ended December 31, 2021.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces. The COVID-19 pandemic has resulted in further delays in the submission of information reported by the various states or provinces beginning with calendar 2020 results, and may also be impacting the completeness of such information.

12

Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES:	Three Months Ended January 31, 2022	Three Months Ended January 31, 2021	% Change
European
Motorcaravan	$350,861	$419,137	(16.3)%
Campervan	192,838	149,112	29.3%
Caravan	91,153	71,654	27.2%
Other	88,878	93,560	(5.0)%
Total European	$723,730	$733,463	(1.3)%

# OF UNITS:	Three Months Ended January 31, 2022	Three Months Ended January 31, 2021	% Change
European
Motorcaravan	5,982	7,026	(14.9)%
Campervan	4,774	4,121	15.8%
Caravan	4,105	3,434	19.5%
Total European	14,861	14,581	1.9%

ORDER BACKLOG	As of January 31, 2022	As of January 31, 2021	% Change
European	$3,051,485	$2,644,181	15.4%

EUROPEAN RV MARKET SHARE SUMMARY (1)	Calendar Year
	2021	2020
Motorcaravan and Campervan (2)	24.6%	25.7%
Caravan	17.8%	20.0%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), Calendar year to date December 31, 2021 and 2021. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

13

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the dependence on a small group of suppliers for certain components used in production; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers; increasing costs for freight and transportation; asset impairment charges; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2022 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2021.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

14